Exhibit 10.27

FY2011 Sr. Executive Incentive Compensation Program

PURPOSE

AngioDynamics is committed to providing competitive cash compensation and benefit programs to all levels of employees. For those in leadership positions, a performance-based Sr. Executive Cash Incentive Compensation Program (SEICP) is provided in addition to competitive base salaries. Under the SEICP, AngioDynamics pays an incentive annually based on the achievement of corporate and individual financial objectives as well as non-financial objectives for some participants.

Objectives for the SEICP at AngioDynamics include:

•	Build a strong relationship between incentive pay and company performance

•	Align leadership behavior and results to goals that drive organization success

•	Attract, reward and retain leadership talent, while discouraging a sense of “entitlement”

•	Offer “upside” reward potential when AngioDynamics’ targeted results are exceeded

•	Inspire investor confidence by ensuring that pay governance processes are measured, transparent and aligned with AngioDynamics financial success

ELIGIBILITY

Only members of the AngioDynamics Global Leadership Team are eligible to participate in the SEICP. Participation in the SEICP must be approved by the CEO and the Compensation Committee of the Board of Directors.

TARGET INCENTIVE LEVELS

The target cash incentive bonus will typically be targeted to the following schedule, while considering a person’s job title, overall scope of responsibility, and current compensation package.

Title/Position	Standard Incentive Levels
President/CEO	80% of base salary
Executive Vice President/CFO	60% of base salary
Sr. Vice President/GM	55% of base salary
Sr. Vice President/GM International, CTO	45% of base salary
Sr. Vice President’s NBD, Ops	40% of base salary
Vice President QA/RA/CR	30% of base salary

These target incentives levels are reviewed annually by the Compensation Committee and changes are generally effective June 1, the beginning of the fiscal year. Any change to a participant’s total annual SEICP target requires the approval of the CEO and the Compensation Committee of the Board of Directors.

PROGRAM COMPONENTS

This is an annual incentive compensation program, such that any amounts earned under the program are paid following completion of the annual financial audit of the Corporation and upon the approval of the Compensation Committee or the Board of Directors, as may be required.

There are two components to the AngioDynamics SEICP program:

Corporate Financial Objectives

80% of the participant’s total target incentive opportunity is based on the achievement of the Total Company Sales and Operating Income Targets or, in the case of executives with primary responsibility for a Division or Segment, the achievement of the Divisional or Segment Sales and Operating Income Targets. (The Financial Objectives). Each Financial Objective represents one-half (or 40%) of the target incentive opportunity.

Payouts for the achievement of the Financial Objectives are governed by the following:

1.	No incentive for either Financial Objective is earned unless at least 93% of the Total Company Operating Income Target has been achieved.

2.	Upon the achievement of 95% of the Net Sales Target, incentive is earned and the payout is 50% of the incentive opportunity. Upon the achievement of 93% of the Operating Income Target, incentive is earned and the payout is 50% of the incentive opportunity.

3.	The payout is prorated such that at 100% achievement of the Financial Objective, the payout is 100% of the incentive opportunity.

4.	For achievement of the Net Sales Target above 100%, the payout is prorated such that 150% is paid for 105% achievement.

5.	For achievement of the Operating Income Target above 100%, the payout is prorated such that 150% is paid for 120% achievement.

6.	The maximum possible payout for the achievement of a Financial Objective (Sales or Operating Income) is 150% of the incentive opportunity.

The Financial Objectives (Sales and Operating Income Targets) on which incentive compensation is determined are those approved by the Board of Directors in the Company’s Annual Business Planning Process. Possible exceptions can be granted by the Compensation Committee at any point during the fiscal year. Exceptions can be recommended by the CEO as well as the Compensation Committee. The approved fiscal 2011 Financial Objectives for AngioDynamics and its U.S. and International Divisions are shown in the attached schedules.

Individual Objectives

Also known as MBO’s (Management by Objectives), this component will constitute the remaining 20% of the employees’ total target incentive each year. The MBO segment of the incentive will be calculated and any earned payment is made following the completion of fiscal year-end audit.

1) Each SEICP participant shall complete the appropriate MBO form, incorporating the appropriate goals and objectives such that the weight of all objectives totals 100%. The guideline is to have a total of 3-4 MBO’s. Certain MBO’s can be shared between all leadership team members.

When developing objectives, the following criteria must be followed:

All objectives need to have the following elements:

Specific | Measurable | Actionable | Relevant | Time bound

Well-formulated objectives should:

•	be supportive of overall company goals

•	benefit the company and stakeholders

•	include target dates for beginning and completing

•	be within the individual’s ability achieve/influence

Overachievement of MBO’s is generally not possible, unless a specific metric for over-/under achievement has been approved by the Compensation Committee.

MBO’s should be reviewed and approved by the CEO. The CEO’s MBO’s are approved by the chairman of the Compensation Committee and the chairman of the Board of Directors. The MBO forms are administered by the HR department.

At the end of the fiscal year, each participant is responsible for summarizing in specific, measured terms the completion status of each objective on the MBO form. This form will be reviewed and approved during the annual performance review of the participant. All final forms must be approved by and then forwarded to HR.

Payment for any earned MBO incentive will occur at the end of the fiscal year, after completion of the financial audit, and the release of our results to the general public and upon the approval of the Compensation Committee.

PLAN ADMINISTRATION

This plan is not intended and shall not be construed to create or imply a guarantee of employment for any specified period of time. Nothing in this Plan should modify, limit or restrict the standard terms and conditions governing the employment relationship between AngioDynamics and the Plan Participant.

The administration of the Plan and the responsibility for carrying out and interpreting its provisions shall be the responsibility of the Human Resources management. In the case of disputes regarding this Plan or the interpretation of this Plan, the decisions of the VP—Human Resources and CEO will be final.

AngioDynamics, at its sole discretion, retains the right to amend the Plan in whole or in part at any time. Amendments must be stated in writing and are binding. Normally, amendments are intended to be prospective in nature; however, AngioDynamics reserves the right to make retroactive changes.

The following criteria will apply to participation and payments:

1.	Participation in the plan commences on the first fiscal quarter following hire date.

2.	Employees who change roles within the period must revise non-financial objectives and obtain appropriate approvals within 30 days of the change in position or responsibilities.

3.	During an approved leave of absence the SEICP may be prorated.

4.	If a participant dies or becomes totally disabled (as defined in the Company’s disability Plan), the Participant will be eligible to receive a pro-rated payment for the non-financial portion based on the individual’s accomplishment as of the termination or disability date.

5.	Employees must be in good standing (as defined by the AngioDynamics employee handbook) for the entire year for which the incentive is being paid. Receipt of a written warning, a performance plan of action, or other disciplinary action may nullify an employees’ incentive opportunity.

6.	To be eligible for payment of any incentive earned under this program, employees must be considered “Active” at the time the incentive payment is actually made and not have resigned or given notice of resignation prior to the payment date.

7.	In the event of a restatement of the Company’s financial results for any year in the 3 prior fiscal years following the payment of incentive compensation, the Company reserves the right to claim back from the Participant any incentive compensation paid for Financial Objectives that would otherwise not have been earned as a result of the restated financial results.

After the completion of a fiscal year the compensation committee will meet and approve the actual payout levels of the executive cash bonus. This will only be after closing of the financial books of the company, as well as after completion of the annual performance appraisal for individual executives as performed by the CEO. The CEO will recommend an actual individual payout based on attainment of financial objectives as well as individual MBO’s.